Exhibit 99.1

NEWS RELEASE

Contact:	Barry Sievert
Vice President, Investor Relations
(214) 303-3437

DEAN FOODS REPORTS THIRD QUARTER 2011 RESULTS

•	Non-cash Goodwill Impairment Charge Results in Diluted Loss per Share of $8.39

•	Adjusted Diluted Earnings per Share increase 39% to $0.18

•	WhiteWave-Alpro Net Sales Increase 11%; Operating Income Rises 34%

•	FDD-Morningstar Fluid Milk Volumes Flat Year-Over-Year; Operating Income Declines 18%

•	Corporate Expense Declines 24% Year-Over-Year on Tight Cost Control

•	Fourth Quarter Guidance of $0.20-$0.25 per Adjusted Diluted Share

•	Full Year Guidance of $0.69-$0.74 per Adjusted Diluted Share

DALLAS, November 9, 2011 – Dean Foods Company (NYSE: DF) announced today that the Company reported a loss of $8.39 per diluted share, as compared to third quarter 2010 earnings of $0.13 per diluted share. The loss per share in the quarter includes a $1.9 billion, or $1.6 billion net of tax, non-cash goodwill impairment charge, which is described below.

On an adjusted basis, third quarter 2011 diluted earnings per share were $0.18, a 39% increase from $0.13 per adjusted diluted share in the prior year’s third quarter. A full reconciliation between GAAP earnings per share and adjusted earnings per share is provided in the tables below.

For the third quarter of 2011, the net loss attributable to Dean Foods totaled $1.5 billion, compared to net income of $24 million in the prior year’s third quarter. Adjusted net income for the third quarter was $33 million, compared to adjusted net income of $23 million in the third quarter of 2010.

“The third quarter marks a return to growth for Dean,” said Gregg Engles, Chairman and CEO. “Consolidated adjusted operating income increased 5% and adjusted diluted earnings per share increased 39% in the quarter. While Fresh Dairy Direct continued to face challenges in the quarter, WhiteWave-Alpro posted exceptional results and corporate costs declined due to our focus on reducing SG&A costs, resulting in the return to growth in the quarter.”

CONSOLIDATED NET SALES

Net sales for the third quarter totaled $3.4 billion, compared to $3.1 billion of net sales in the third quarter of 2010. Net sales for the third quarter increased due to the pass-through of higher dairy and overall commodity costs at Fresh Dairy Direct-Morningstar and continued solid sales growth at WhiteWave-Alpro, partially offset by lower volumes at Fresh Dairy Direct-Morningstar.

CONSOLIDATED OPERATING INCOME / LOSS

Consolidated operating loss in the third quarter totaled $1.9 billion, compared to consolidated operating income of $93 million in the third quarter of 2010. Third quarter consolidated adjusted operating income totaled $108 million, a 5% increase from $103 million in the third quarter of 2010. The increase in third quarter consolidated adjusted operating income was due to $13.5 million of operating income growth at WhiteWave-Alpro and a $12.5 million decline in corporate expense driven by the Company’s ongoing cost savings initiatives, offset by a $21.2 million decline in operating income at Fresh Dairy Direct-Morningstar.

Summary of Dean Foods Third Quarter 2011 Operating Results

	Q3 2011 $ millions (except EPS)	Y/Y Change
Consolidated Adjusted Operating Income	$108	+5%
Interest Expense	$62	-4%
Consolidated Adjusted Net Income	$33	+43%
Adjusted Diluted Earnings per Share	$0.18	+39%

FRESH DAIRY DIRECT-MORNINGSTAR

Fresh Dairy Direct-Morningstar fluid milk volumes were essentially flat in the third quarter, compared to the overall industry that experienced a volume decline of approximately 0.9% on a year-over-year basis, based on USDA data and Company estimates. The Company’s outperformance of the industry was driven primarily by the addition of new customers. Sales volume in other product categories served by Fresh Dairy Direct-Morningstar remained below year ago levels. Total volumes from the Fresh Dairy Direct-Morningstar segment declined 1% from the third quarter of 2010 excluding the impact of divested businesses, or 3.6% in total.

Despite lower volumes, Fresh Dairy Direct-Morningstar net sales increased 12% to $2.9 billion from $2.6 billion in net sales for the third quarter of 2010. The increase in net sales for the segment is driven by the pass-through of higher dairy commodity costs. The third quarter average Class I mover, a measure of the Company’s cost of milk, was $21.41 per hundred-weight, 8% above the previous quarter and 37% above the third quarter of 2010.

Third Quarter 2011 Fresh Dairy Direct-Morningstar Summary

	Q3 2011	Y/Y Change
Fluid Milk Volume	—	-0.3%
Operating Income ($ millions)	$95	-18%
Class I Mover (/hwt)	$21.41	+37%
Class II Butterfat (/lb)	$2.26	+7%

Fresh Dairy Direct-Morningstar operating income in the third quarter was $95 million, a decrease of 18% from the $116 million reported in the third quarter of 2010. The year-over-year decline in operating income is primarily the result of continued soft volumes in non-milk categories and pricing pressures across the portfolio, which offset the Company’s cost reduction initiatives.

WHITEWAVE – ALPRO

For the third quarter of 2011, the WhiteWave-Alpro segment reported net sales of $531 million, 11% above third quarter 2010 net sales of $478 million due to continued strong growth across the product portfolio. Among the key brands at WhiteWave-Alpro, net sales of Horizon Organic® branded milk increased low-double digits in the third quarter. Branded creamer sales, which includes both International Delight® and LAND O LAKES® creamers, increased mid-teens on continued strength behind International Delight and other innovation. Silk® sales increased mid-single digits on continued strength of Silk PureAlmond® and Silk PureCoconut®. Alpro sales increased low-single digits in the quarter on a constant currency basis, and high-single digits after currency translation.

On a reported basis, segment operating income in the third quarter for WhiteWave-Alpro was $52 million, 39% above the $37 million reported in third quarter of 2010. On an adjusted basis, which excludes the impact of the 50% interest in the Hero/WhiteWave joint venture that WhiteWave does not own, the segment reported operating income of $53 million, an increase of 34% from $39 million in the third quarter of 2010.

Third Quarter 2011 WhiteWave-Alpro Summary

	Q3 2011 $ millions	Y/Y Change
Net Sales	$531	+11%
Adjusted Operating Income	$53	+34%

CORPORATE EXPENSE

Third quarter 2011 corporate expense totaled $40.3 million, a decrease of 24% from $52.8 million in the third quarter of 2010. The reduction in corporate expense was driven by management’s concerted efforts to reduce costs, particularly in selling, general and administrative (SG&A) functions.

COST REDUCTION

Reducing SG&A expense, excluding incentive compensation and advertising expense, is an area of focus for the Company in 2011. In the third quarter these costs were approximately $22 million below third quarter 2010 levels. The Company also continues to make strong progress toward its initiative to reduce supply chain costs by $125 million in 2011, which will complete its initial $300 million cost reduction program that began in 2009. Management continues to see meaningful opportunities to reduce costs in the coming years.

CASH FLOW

Net cash provided by continuing operations for the nine months ended September 30, 2011 totaled $246 million, compared to $379 million through the third quarter of 2010. Free cash flow provided by continuing operations, which is defined as net cash provided by continuing operations less capital expenditures, totaled $30 million for the first nine months of 2011, compared to $199 million over the same period in 2010. A reconciliation between net cash provided by continuing operations and free cash flow provided by continuing operations is provided in the tables below.

Year-to-date capital expenditures totaled $215 million, compared to $181 million through the first nine months of 2010. Total debt outstanding, net of cash on hand, has decreased by $240 million from year ago levels. Total debt at September 30, 2011, net of $108 million cash on hand, was $3.7 billion. The Company’s funded debt to EBITDA ratio, as defined by its credit agreements, was 4.91x as of the end of the third quarter versus a maximum leverage ratio covenant of 5.75x. The current maximum leverage ratio remains in effect until March 31, 2012, when it steps down to 5.50x. The Company continues to focus on reducing its overall leverage and expects to exit 2011 with a leverage ratio below 4.75x.

GOODWILL IMPAIRMENT

Industry conditions over the past few years affecting both consumption and pricing in Fresh Dairy Direct product categories culminated in a change in the Company’s outlook for that business. As a result, the Company performed an interim step one analysis of the goodwill associated with the Fresh Dairy Direct reporting unit in the third quarter. This testing determined that the implied fair value of Fresh Dairy Direct’s goodwill was below its carrying value, resulting in a $1.6 billion, net of tax, non-cash goodwill impairment charge in the quarter. The recorded charge represents the lower end of an estimated range, as a significant amount of work remains to be done to arrive at the final charge. The Company expects to complete the necessary work and adjust the charge in the fourth quarter. The final charge could differ materially from the estimate recorded in the third quarter.

“Like many companies that were built through a series of acquisitions, the Fresh Dairy Direct business accumulated a large amount of goodwill on its balance sheet. As we’ve discussed over the past few years, changed economic conditions have resulted in increased challenges for the fresh milk processing industry. Industry-wide volume declines and price erosion have lowered the profit outlook for our fresh dairy business. As a result of these challenges, and our view that they are unlikely to improve materially, we performed an interim goodwill analysis of the Fresh Dairy Direct business. This analysis determined the fair value of the Fresh Dairy Direct reporting unit was below its carrying value,” continued Mr. Engles.

“There are three things to keep in mind related to the impairment charge: first, the charge is an accounting adjustment reflecting significantly changed industry conditions that have affected both consumption and pricing across Fresh Dairy Direct’s key categories, and that we believe will continue to impact Fresh Dairy Direct going forward. Second, this charge is related only to the Fresh Dairy Direct business. The WhiteWave, Alpro, and Morningstar businesses have not been affected by these conditions to the same degree as Fresh Dairy Direct, and we believe their fair values remain in excess of their carrying values. Third, this is a non-cash charge and has no impact on our operations, cash flows, or financial covenant compliance.”

FORWARD OUTLOOK

“Looking ahead, recent trends continue across the business. Fresh Dairy Direct-Morningstar continues to face a difficult volume and pricing environment,” said Engles. “We expect this to continue into the fourth quarter. However, results should benefit from our continued focus on cost reduction across the business, moderating dairy and other commodity costs, and typical fourth quarter seasonality that has a beneficial mix component.

“At WhiteWave-Alpro, strong top-line trends continue as we enter the seasonally strongest quarter of the year. We therefore expect WhiteWave-Alpro to have a solid end to the year, with full year segment operating income to grow in the high-teens.

“Corporate costs will continue to be a tailwind for the business as our sharp focus on SG&A reduction will drive significant year over year savings in the fourth quarter. All in, we expect fourth quarter adjusted diluted earnings per share to step up from third quarter levels to between $0.20 and $0.25 per share resulting in full year 2011 adjusted diluted earnings per share of between $0.69 and $0.74 per share.”

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s financial results and outlook will be held at 9:30 a.m. ET today and may be heard live by visiting the “Webcast” section of the Company’s website at www.deanfoods.com. A slide presentation will accompany the webcast.

ABOUT DEAN FOODS

Dean Foods is one of the leading food and beverage companies in the United States and a European leader in branded soy foods and beverages. The Company’s Fresh Dairy Direct-Morningstar segment is the largest U.S. processor and distributor of milk, creamers, and cultured dairy products. These offerings are marketed under more than 50 local and regional dairy brands, as well as through private labels. The WhiteWave-Alpro segment produces and sells an array of branded dairy, soy and plant-based beverages and foods. WhiteWave brands, including Silk® soy, almond and coconut milk, Horizon Organic® milk and dairy products, International Delight® coffee creamers, and LAND O LAKES® creamers, are category leaders and consumer favorites. Alpro is the pan-European leader in branded soy food products.

FORWARD-LOOKING STATEMENTS

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, projected sales, operating income, net income, adjusted diluted earnings per share, debt covenant compliance, cost reduction strategies, divestitures and expected financial performance, the status of our litigation matters, and the amount of our goodwill impairment charge. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The Company’s ability to meet targeted financial and operating results, including targeted cost reductions, sales, operating income, net income and earnings per share depends on a variety of economic, competitive and governmental factors, including raw material availability and costs, the demand for the Company’s products, and the Company’s ability to access capital under its credit facilities or otherwise, many of which are beyond the Company’s control and which are described in the Company’s filings with the Securities and Exchange Commission. The Company’s ability to profit from its branding initiatives depends on a number of factors including consumer acceptance of the Company’s products. The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

CONTACT: Corporate Communications, Liliana Esposito, +1-214-721-7766; or Investor Relations, Barry Sievert, +1-214-303-3438

(Tables to follow)

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DEAN FOODS COMPANY

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share data)

	GAAP		ADJUSTED
	Three months ended September 30,		Three months ended September 30,
	2011	2010	2011		2010
Net sales	$3,410,797	$3,054,130	$3,410,797		$3,054,130
Cost of sales	2,669,532	2,304,501	2,669,532		2,304,501

Gross profit	741,265	749,629	741,265		749,629

Operating costs and expenses:
Selling and distribution	498,682	491,154	498,682		491,154
General and administrative	148,191	154,895	133,438	(a) (b) (g)	154,895
Amortization of intangibles	2,584	2,810	2,584		2,810
Facility closing and reorganization costs	10,283	8,253	—	(c)	—	(c)
Goodwill impairment	1,926,000	—	—	(e)	—
Other operating expense	27,827	—	—	(a)	—
Loss attributable to non-controlling interest in Hero JV	—	—	(1,323	)(f)	(2,310	)(f)

Total operating costs and expenses	2,613,567	657,112	633,381		646,549

Operating income (loss)	(1,872,302)	92,517	107,884		103,080

Interest expense	62,873	64,304	62,023	(d)	64,304
Other (income) expense, net	(414)	383	(414)		383

Income (loss) from continuing operations before income taxes	(1,934,761)	27,830	46,275		38,393

Income tax expense (benefit)	(379,111)	10,653	13,023	(i)	15,140	(i)

Income (loss) from continuing operations	(1,555,650)	17,177	33,252		23,253
Loss from discontinued operations, net of tax	—	(1,577)	—		—	(j)
Gain on sale of discontinued operations, net of tax	3,616	6,357	—	(j)	—	(j)

Net income (loss)	(1,552,034)	21,957	33,252		23,253
Net loss attributable to non-controlling interest	11,537	2,339	—	(f)	—	(f)

Net income (loss) attributable to Dean Foods Company	$(1,540,497)	$24,296	$33,252		$23,253

Average common shares:
Basic	183,650	182,119	183,650		182,119
Diluted	183,650	182,323	184,173	(k)	182,323

Basic earnings (loss) per common share:
Income (loss) from continuing operations attributable to Dean Foods Company	$(8.41)	$0.11	$0.18		$0.13
Income from discontinued operations attributable to Dean Foods Company	0.02	0.02	—		—

Net income (loss) attributable to Dean Foods Company	$(8.39)	$0.13	$0.18		$0.13

Diluted earnings (loss) per common share:
Income (loss) from continuing operations attributable to Dean Foods Company	$(8.41)	$0.11	$0.18		$0.13
Income from discontinued operations attributable to Dean Foods Company	0.02	0.02	—		—

Net income (loss) attributable to Dean Foods Company	$(8.39)	$0.13	$0.18		$0.13

*	See notes to Earnings Release Tables

DEAN FOODS COMPANY

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share data)

	GAAP		ADJUSTED
	Nine months ended September 30,		Nine months ended September 30,
	2011	2010	2011		2010
Net sales	$9,759,459	$8,969,926	$9,759,459		$8,969,926
Cost of sales	7,508,351	6,721,080	7,508,351		6,721,080

Gross profit	2,251,108	2,248,846	2,251,108		2,248,846

Operating costs and expenses:
Selling and distribution	1,476,578	1,421,586	1,476,578		1,421,586
General and administrative	466,498	465,283	443,234	(a) (b)	465,283
Amortization of intangibles	7,959	8,480	7,959		8,480
Facility closing and reorganization costs	42,152	16,313	—	(c)	—	(c)
Litigation settlements	131,300	—	—	(d)	—
Goodwill impairment	1,926,000	—	—	(e)	—
Other operating income	(16,561)	—	—	(a)	—
Loss attributable to non-controlling interest in Hero JV	—	—	(5,623	)(f)	(6,421	)(f)

Total operating costs and expenses	4,033,926	1,911,662	1,922,148		1,888,928

Operating income (loss)	(1,782,818)	337,184	328,960		359,918

Interest expense	191,636	177,742	190,786	(d)	171,041	(h)
Other income, net	(1,169)	(102)	(1,169)		(102)

Income (loss) from continuing operations before income taxes	(1,973,285)	159,544	139,343		188,979

Income tax expense (benefit)	(387,997)	59,095	48,999	(i)	69,262	(i)

Income (loss) from continuing operations	(1,585,288)	100,449	90,344		119,717
Loss from discontinued operations, net of tax	—	(2,919)	—		—	(j)
Gain on sale of discontinued operations, net of tax	3,616	8,194	—	(j)	—	(j)

Net income (loss)	(1,581,672)	105,724	90,344		119,717
Net loss attributable to non-controlling interest	15,925	6,511	—	(f)	—	(f)

Net income (loss) attributable to Dean Foods Company	$(1,565,747)	$112,235	$90,344		$119,717

Average common shares:
Basic	183,279	181,666	183,279		181,666
Diluted	183,279	182,839	184,158	(k)	182,839

Basic earnings (loss) per common share:
Income (loss) from continuing operations attributable to Dean Foods Company	$(8.56)	$0.59	$0.49		$0.66
Income from discontinued operations attributable to Dean Foods Company	0.02	0.03	—		—

Net income (loss) attributable to Dean Foods Company	$(8.54)	$0.62	$0.49		$0.66

Diluted earnings (loss) per common share:
Income (loss) from continuing operations attributable to Dean Foods Company	$(8.56)	$0.58	$0.49		$0.65
Income from discontinued operations attributable to Dean Foods Company	0.02	0.03	—		—

Net income (loss) attributable to Dean Foods Company	$(8.54)	$0.61	$0.49		$0.65

*	See notes to Earnings Release Tables

DEAN FOODS COMPANY

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30, 2011	December 31, 2010
ASSETS
Cash and cash equivalents	$107,731	$92,007
Other current assets	1,692,574	1,724,209

Total current assets	1,800,305	1,816,216

Property, plant and equipment, net	2,068,935	2,113,391

Intangibles and other assets	2,041,961	4,027,060

Total Assets	$5,911,201	$7,956,667

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Total current liabilities, excluding debt	$1,322,395	$1,266,715

Total long-term debt, including current portion	3,850,802	4,067,525

Other long-term liabilities	796,144	1,108,359

Total Dean Foods Company stockholders’ equity (deficit)	(63,062)	1,499,525
Non-controlling interest	4,922	14,543

Total stockholders’ equity (deficit)	(58,140)	1,514,068

Total Liabilities and Stockholders’ Equity (Deficit)	$5,911,201	$7,956,667

DEAN FOODS COMPANY

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Nine months ended September 30,
	2011	2010
Operating Activities
Net cash provided by continuing operations	$245,649	$379,293
Net cash provided by discontinued operations	774	8,890

Net cash provided by operating activities	246,423	388,183

Investing Activities
Payments for property, plant and equipment	(215,412)	(180,557)
Proceeds from divestitures	185,270	—
Proceeds from sale of fixed assets	5,277	3,807

Net cash used in investing activities - continuing operations	(24,865)	(176,750)
Net cash provided by investing activities - discontinued operations	3,616	24,795

Net cash used in investing activities	(21,249)	(151,955)

Financing Activities
Net repayment of debt	(218,068)	(156,921)
Payment of deferred financing costs	(600)	(34,233)
Issuance of common stock, net	3,764	3,298
Capital contribution from non-controlling interest	6,304	6,916
Other	—	275

Net cash used in financing activities	(208,600)	(180,665)

Effect of exchange rate changes on cash and cash equivalents	(850)	1,347

Increase in cash and cash equivalents	15,724	56,910
Cash and cash equivalents, beginning of period	92,007	45,190

Cash and cash equivalents, end of period	$107,731	$102,100

Computation of Free Cash Flow provided by continuing operations

Net cash provided by continuing operations	$245,649	$379,293
Net additions to property, plant and equipment	(215,412)	(180,557)

Free cash flow provided by continuing operations	$30,237	$198,736

DEAN FOODS COMPANY

Segment Information and Reconciliation of GAAP to Adjusted Earnings

(Unaudited)

(In thousands)

	Three months ended September 30, 2011
	GAAP	Asset write-down & (gain) loss on sales of assets (a)	Post retirement benefits adjustment (b)	Facility closing & reorganization costs (c)	Litigation settlements (d)	Goodwill impairment (e)	Non-controlling interest in Hero JV (f)	Other adjustments (g) (j)	Adjusted
Segment operating income (loss):
Fresh Dairy Direct - Morningstar	$95,281	$—	$—	$—	$—	$—	$—	$—	$95,281
Whitewave - Alpro	51,531	—	—	—	—	—	1,323	—	52,854
Corporate	(55,004)	(25)	15,172	—	—	—	—	(394)	(40,251)
Facility closing and reorganization costs	(10,283)	—	—	10,283	—	—	—	—	—
Goodwill impairment	(1,926,000)	—	—	—	—	1,926,000	—	—	—
Other operating expense	(27,827)	27,827	—	—	—	—	—	—	—

Total operating income (loss)	$(1,872,302)	$27,802	$15,172	$10,283	$—	$1,926,000	$1,323	$(394)	$107,884

Net income (loss) attributable to Dean Foods Company (i)	$(1,540,497)	$10,711	$9,769	$6,591	$548	$1,550,000	$—	$(3,870)	$33,252

Diluted earnings (loss) per share (k)	$(8.39)	$0.06	$0.05	$0.04	$—	$8.44	$—	$(0.02)	$0.18

	Three months ended September 30, 2010
	GAAP	Asset write-down & (gain) loss on sales of assets (a)	Post retirement benefits adjustment (b)	Facility closing & reorganization costs (c)	Litigation settlements (d)	Goodwill impairment (e)	Non-controlling interest in Hero JV (f)	Other adjustments (j)	Adjusted
Segment operating income (loss):
Fresh Dairy Direct - Morningstar	$116,465	$—	$—	$—	$—	$—	$—	$—	$116,465
Whitewave - Alpro	37,073	—	—	—	—	—	2,310	—	39,383
Corporate	(52,768)	—	—	—	—	—	—	—	(52,768)
Facility closing and reorganization costs	(8,253)	—	—	8,253	—	—	—	—	—

Total operating income	$92,517	$—	$—	$8,253	$—	$—	$2,310	$—	$103,080

Net income attributable to Dean Foods Company (i)	$24,296	$—	$—	$3,738	$—	$—	$—	$(4,781)	$23,253

Diluted earnings (loss) per share (k)	$0.13	$—	$—	$0.02	$—	$—	$—	$(0.02)	$0.13

*	See notes to Earnings Release Tables

DEAN FOODS COMPANY

Segment Information and Reconciliation of GAAP to Adjusted Earnings

(Unaudited)

(In thousands)

	Nine months ended September 30, 2011
	GAAP	Asset write-down & (gain) loss on sales of assets (a)	Post retirement benefits adjustment (b)	Facility closing & reorganization costs (c)	Litigation settlements (d)	Goodwill impairment (e)	Non-controlling interest in Hero JV (f)	Other adjustments (j)	Adjusted
Segment operating income (loss):

Fresh Dairy Direct - Morningstar	$322,468	$—	$—	$—	$—	$—	$—	$—	$322,468
Whitewave - Alpro	141,723	—	—	—	—	—	5,623	—	147,346
Corporate	(164,118)	8,092	15,172	—	—	—	—	—	(140,854)
Facility closing and reorganization costs	(42,152)	—	—	42,152	—	—	—	—	—
Litigation settlements	(131,300)	—	—	—	131,300	—	—	—	—
Goodwill impairment	(1,926,000)	—	—	—	—	1,926,000	—	—	—
Other operating income	16,561	(16,561)	—	—	—	—	—	—	—

Total operating income (loss)	$(1,782,818)	$(8,469)	$15,172	$42,152	$131,300	$1,926,000	$5,623	$—	$328,960

Net income (loss) attributable to Dean Foods Company (i)	$(1,565,747)	$(12,161)	$9,769	$27,014	$85,085	$1,550,000	$—	$(3,616)	$90,344

Diluted earnings (loss) per share (k)	$(8.54)	$(0.07)	$0.05	$0.15	$0.46	$8.46	$—	$(0.02)	$0.49

	Nine months ended September 30, 2010
	GAAP	Asset write-down & (gain) loss on sales of assets (a)	Post retirement benefits adjustment (b)	Facility closing & reorganization costs (c)	Litigation settlements (d)	Goodwill impairment (e)	Non-controlling interest in Hero JV (f)	Other adjustments (h) (j)	Adjusted
Segment operating income (loss):

Fresh Dairy Direct - Morningstar	$390,035	$—	$—	$—	$—	$—	$—	$—	$390,035
Whitewave - Alpro	118,455	—	—	—	—	—	6,421	—	124,876
Corporate	(154,993)	—	—	—	—	—	—	—	(154,993)
Facility closing and reorganization costs	(16,313)	—	—	16,313	—	—	—	—	—

Total operating income	$337,184	$—	$—	$16,313	$—	$—	$6,421	$—	$359,918

Net income attributable to Dean Foods Company (i)	$112,235	$—	$—	$8,640	$—	$—	$—	$(1,158)	$119,717

Diluted earnings per share	$0.61	$—	$—	$0.05	$—	$—	$—	$(0.01)	$0.65

*	See notes to Earnings Release Tables

For the three and nine months ended September 30, 2011 and 2010, the adjusted results and certain other non-GAAP financial measures differ from the Company’s results under GAAP by excluding the following:

(a)	The adjustment reflects the elimination of the following:

a.	A net gain resulting from the sale of our Mountain High and private label yogurt operations, which closed on February 1, 2011 and April 1, 2011, respectively;

b.	A net loss resulting from the sale of our fluid milk operations at our manufacturing facility in Waukesha, Wisconsin, which was completed on September 8, 2011;

c.	Charges associated with the pending sale and cease of use of certain corporate assets; and

d.	The write down of the Hero/WhiteWave joint venture’s long-lived assets to fair value, less cost to sell, as a result of the joint venture partners’ approval to wind down the operations of the joint venture.

(b)	The adjustment reflects the exclusion of a non-cash charge of $15.2 million for previously unrecorded other postretirement benefits related to periods prior to 2011.

(c)	The adjustment reflects the elimination of charges related to announced facility closings and reorganization costs.

(d)	The adjustment eliminates a charge, and related interest accretion, in connection with our previously disclosed dairy farmer class action lawsuit filed in the United States District Court for the Eastern District of Tennessee.

(e)	The adjustment reflects the elimination of the goodwill impairment charge related to our Fresh Dairy Direct reporting unit. The goodwill impairment charge is an estimate subject to adjustment upon finalization of our analysis during the fourth quarter of 2011.

(f)	The results of operations for the Hero/WhiteWave joint venture have been consolidated for financial reporting purposes. The adjustment reflects the operating loss attributable to the 50% interest in the Hero/WhiteWave joint venture that we do not own.

(g)	The adjustment reflects the elimination of transaction-related fees on acquisitions and divestitures that have closed or are expected to close.

(h)	The adjustment reflects the elimination of financing costs expensed in association with the amendment of our senior secured credit facility in June 2010.

(i)	The adjustment reflects the income tax impact for income from continuing operations before income taxes on adjustments (a) through (h).

(j)	The adjustment reflects the elimination of discontinued operations, net of tax.

(k)	The adjustment reflects an add-back of the dilutive shares for the three and nine month periods ended September 30, 2011, which were anti-dilutive for GAAP purposes.